Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GNC ACQUISITION HOLDINGS INC.

GNC ACQUISITION HOLDINGS INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

(1)           The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 5, 2007 and amended and restated on February 7, 2007 (as amended and restated, the “Original Certificate of Incorporation”).

(2)           This Amended and Restated Certificate of Incorporation restates and integrates and amends the certificate of incorporation of the Corporation and has been duly adopted and approved in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

(3)           The Corporation has not received any payment for any of its authorized stock.

(4)           Reference made herein and in the bylaws of the Corporation to the Certificate of Incorporation are to this Amended and Restated Certificate of Incorporation.

(5)           The Original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE FIRST.  The name of the corporation is GNC ACQUISITION HOLDINGS INC. (the “Corporation”).

ARTICLE SECOND.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOURTH.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 210,000,000 of which 150,000,000 shares of the par value of $0.001 per share shall be designated Common Stock, which may be designated as Class A Common Stock or Class B Common Stock, and 60,000,000 shares of the par value of $0.001 per share shall be designated as Preferred Stock.  Class A Common Stock and Class B Common Stock are collectively referred to as Common Stock.

ARTICLE FIFTH.  The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class of Common Stock.  Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a)           Dividends.  Holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the board of directors of the Corporation (the “Board”); provided that:

(i)            if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be declared  payable at the same rate on each class of Common Stock, with dividends payable in shares of Class A Common Stock payable to holders of Class A Common Stock, and dividends payable to holders of Class B Common Stock payable to holders of Class B Common Stock; and

(ii)           only the Class B Common Stock will have the right to receive the Special Dividend as provided below.

(b)           Class B Special Dividend.

(i)            The holders of Class B Common Stock shall be entitled to receive ratably (A) an annual special dividend equal to an aggregate amount of $750,000 per year when, as and if declared by the Board for a period (the “Special Dividend Period”) of ten years commencing on March 16, 2007 (the “Issue Date”); provided, that if the term of the Management Fees payable under the Management Agreement (each, as defined below) is extended, the Special Dividend Period shall be extended until the expiration of the term of the Management Agreement and (B) special dividends from time to time in connection with significant financial transactions, when, as and if declared by the Board; provided, that the amount of any special dividends declared and paid pursuant to this clause (B) shall not exceed 50% of the fees, if any, paid to Holdings pursuant to Section 2(c) of the Management Services Agreement, dated as of the Issue Date, by and between Holdings and General Nutrition Centers, Inc. (each such dividend in this paragraph (i), a “Special Dividend” and collectively, the “Special Dividends”).

(ii)           Such Special Dividend described in paragraph (b)(i) shall be payable during the Special Dividend Period in equal quarterly installments on the first day of each quarter commencing on April 1, 2007 (unless such day is not a business day in which event on the last preceding business day), provided, that the first quarterly installment shall also include the prorated Special Dividend for the period commencing on the Issue Date through March 31, 2007.

(iii)          The Corporation shall have the right, at its option, upon or concurrently with a Prepayment Event (as defined below) to prepay the Special Dividend for the remaining portion of the Special Dividend Period, upon not less than 10 days prior written notice to the holders of the Class B Common Stock (a “Prepayment”).  In the event of a Prepayment, the corporation shall pay to the holders of Class B Common Stock ratably an amount equal to the net present value of all Special Dividends that would have been payable to the holders of Class B Common Stock from the effective date of the Prepayment through the  end of the Special Dividend Period assuming that a Prepayment had not occurred (the “Prepayment Dividend”).  Any calculation of net present value done in connection with the payment of the Prepayment Dividend shall be calculated by the Board in good faith and such calculation shall be the same as any calculation of net present value for purposes of calculating prepaid Management Fees under the Management Agreement.

“Prepayment Event” means: (i) the first bona fide underwritten public offering of common stock of the Corporation or General Nutrition Centers, Inc. pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms); (ii) a change of control of the Corporation; or (iii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole (whether by merger, asset sale, stock purchase or otherwise).

(iv)          Notwithstanding any other provision of this paragraph (b), the Corporation shall not be required to pay any of the Special Dividends, if and to the extent such payment is prohibited by the terms of any indebtedness or security of the Corporation or its subsidiaries; provided, that if Special Dividends otherwise owed hereunder are not paid, such Special Dividends shall not be cancelled but rather shall accrue and shall be paid by the Corporation immediately upon such dates as the payment is no longer prohibited, together with dividends on the unpaid Special Dividends at a rate of 8% per annum from the date such payment was due through the date of payment.

(v)           If on any date the Corporation is unable for any reason to pay (A) the full amount of any management fees (the “Management Fees”) payable pursuant to the Management Services Agreement, dated as of the Issue Date, as amended (the “Management Agreement”), between the Corporation and ACOF Operating Manager II, L.P., and (B) the full amount of any Special Dividends then due and payable, the Corporation shall use 50% of any available funds to pay all Management Fees then due and payable pursuant to the Management Agreement and 50% of the available funds to pay all Special Dividends then due and payable.  All amounts remaining unpaid shall be treated in accordance with paragraph (b)(iv) above.

(vi)          Clauses (iv) and (v) of this paragraph (b) will not prohibit, nor restrict, in any manner the Corporation’s obligation to make the payments specified in this paragraph (b).

(c)           Conversion.

(i)            Shares of Class A Common Stock shall be convertible at any time into an equal number of shares of Class B Common Stock at the option of such holder thereof at any time that such holder is the record owner of shares of Class B Common Stock.  Shares of Class B Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder thereof.

(ii)           Each such conversion of shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to so convert.  Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for new shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such new shares represented thereby.

(iii)          Promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.  The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares; provided, that the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect thereof or other cost incurred by the Corporation or the holder in connection with such conversion.

(d)           Transfers.  The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

(e)           Subdivisions and Combinations of Shares.  If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined.

(f)            Distribution of Assets.  Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (i) subject to the rights of any holders of Preferred Stock, holders of Class B Common Stock shall be entitled to receive all accrued and unpaid Special Dividends prior to any amount being paid in respect of any other class of capital stock of the Corporation and (ii) holders of all classes of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available after all Special Dividends have been paid or set aside in cash for payment and all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

(g)           Voting Rights.

(i)            Generally.  The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election or removal of directors, as provided by law.  The holders of Class B Common Stock shall have the general right to vote for all purposes except the election or removal of directors.  Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote for each share thereof held.  The affirmative vote of a majority of the Class B Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that adversely affect the rights and preferences of the Class B Common Stock with respect to the Special Dividends.  There shall be no cumulative voting.

(ii)           Class Voting.  Except as required by the DGCL or as set forth in this Certificate of Incorporation,

(A)          holders of shares of Class B Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class A Common Stock, whether pursuant to law or otherwise,

(B)           holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class B Common Stock, whether pursuant to law or otherwise and

(C)           the Class A Common Stock and the Class B Common Stock shall vote together as a single class, and not separately as multiple classes,  at any annual meeting or special meeting of the stockholders of the Corporation, or in connection with any action taken by written consent.

(h)           Merger, etc.  In connection with any merger, consolidation or recapitalization, holders of Class A Common Stock and holders of Class B Common Stock shall receive or be given the opportunity to receive the same form of consideration for their shares in the same amount per share (other than with respect to the Special Dividends).  In addition, at the time of any such merger, consolidation or recapitalization in which the holders of Common Stock receive cash, the holders of Class B Common Stock shall be paid any and all accrued but unpaid Special Dividends.  Any Special Dividends not paid and due and payable under this subsection shall not be cancelled but rather shall accrue and be treated in accordance with paragraphs (b)(iv) and (b)(v) above.

ARTICLE SIXTH.  Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

ARTICLE SEVENTH.  The business and affairs of the Corporation shall be managed by or under the direction of the Board.

ARTICLE EIGHTH.  The directors of the Corporation shall have the concurrent power, with the stockholders, to adopt, amend or repeal bylaws of the Corporation (the “Bylaws”).

ARTICLE NINTH.  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

ARTICLE TENTH.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE ELEVENTH.  The Corporation shall indemnify its directors to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.  The right to indemnification conferred by this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article ELEVENTH to directors of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE TWELFTH.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 16th day of March, 2007.

GNC Acquisition Holdings Inc.

By:	/s/ David Kaplan
	Name:	David Kaplan
	Title:	Co-President

By:
	Name:	Josef Prosperi
	Title:	Co-President

HOLDINGS RESTATED CERTIFICATE OF INCORPORATION

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 16th day of March, 2007.

GNC Acquisition Holdings Inc.

By:
	Name:	David Kaplan
	Title:	Co-President

By:	/s/ Josef Prosperi
	Name:	Josef Prosperi
	Title:	Co-President

HOLDINGS RESTATED CERTIFICATE OF INCORPORATION